EXHIBIT 99.1

BJ's Restaurants, Inc. to Present at the 14th Annual ICR Xchange Conference and Provides a Business Update

HUNTINGTON BEACH, Calif., Jan. 9, 2012 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today announced that Company management will be presenting at the 14th Annual ICR Xchange Conference at the Fontainebleau Hotel in Miami, Florida. The Company's presentation is scheduled to begin at approximately 9:50am (Eastern) on Thursday, January 12, 2012, and will be broadcast live over the Internet. Interested parties may listen to the presentation at the Company's website located at http://www.bjsrestaurants.com. The presentation can be accessed by clicking on the "Investors" link from the Company's home page followed by the "Presentation" link. An archive of the webcast will be available following the live presentation for 90 days.

The Company also reported preliminary, unaudited revenues of $171.8 million for the 14-week fourth quarter of fiscal 2011 that ended on Tuesday, January 3, 2012, representing an increase of approximately 29% when compared to the 13-week fourth quarter of fiscal 2010 that ended on Tuesday, December 28, 2010. Excluding the additional 14th week of sales from the fourth quarter of fiscal 2011, the Company's preliminary, unaudited revenues increased approximately 19% to $157.9 million compared to the same quarter last year. On a 13-week comparison ending Tuesday, December 27, 2011, comparable restaurant sales increased approximately 5.1%, successfully hurdling a 5.9% increase for the same quarter last year.

For the full 53-week fiscal year of 2011, total unaudited revenues increased approximately 21% to $620.9 million compared to $513.9 million for the 52-week fiscal year of 2010. Excluding the additional 53rd week of sales from fiscal 2011, the Company's revenues increased approximately 18% to $607.0 million compared to fiscal 2010. On a 52-week comparison ending Tuesday, December 27, 2011, comparable restaurant sales increased approximately 6.6%, exceeding a 5.6% increase for fiscal 2010. As in prior years, final financial results for the fourth quarter and full fiscal year of 2011 are currently expected to be released in mid-February 2012 after the completion of the Company's annual independent audit.

"Our leadership team was very pleased with our continued top-line sales momentum for both the fourth quarter and full fiscal year of 2011," said Jerry Deitchle, Chairman and CEO. "We achieved solid increases in comparable restaurant sales for both the fourth quarter and full year, thereby surpassing the impressive increases that we also attained in the same periods of 2010. We believe that BJ's is one of only a few public casual dining restaurant companies that has achieved a cumulative two-year comparable restaurant sales increase of over 12%, in spite of the continuing challenging economic environment for consumer discretionary spending on casual dining restaurant occasions in general. While we are pleased with our top line sales performance, we still believe that we have opportunities to further increase our overall sales productivity and to further strengthen the quality, differentiation and value of the BJ's restaurant concept as we move forward during 2012."

During the fourth quarter and full fiscal year of 2011, the Company successfully opened four and thirteen new BJ's restaurants, respectively. "We continue to remain confident in our ability to deliver high quality, low double-digit capacity growth during both 2012 and 2013, as measured in total restaurant operating weeks," said Deitchle. "We currently plan to open as many as 15 new restaurants during 2012, and we also plan to relocate one of our older, small-format 'Pizza and Grill' restaurants to a new location and reopen it as a large-format, more productive  'Brewhouse' restaurant. All of our potential new locations for 2012 have been identified, and six new restaurants have already commenced construction. Additionally, our new restaurant pipeline for 2013 is already firming up." Investors are reminded that the actual number and timing of new restaurant openings for any given period is subject to a number of factors outside of the Company's control, including weather conditions and factors under the control of landlords, contractors and regulatory/licensing authorities.

BJ's Restaurants, Inc. currently owns and operates 115 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill™ brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries in addition to using qualified contract brewers to produce and distribute BJ's critically acclaimed proprietary handcrafted beers throughout the chain. The Company's restaurants are located in California (56), Texas (24), Arizona (6), Colorado (4), Oregon (2), Nevada (5), Florida (8), Ohio (3), Oklahoma (2), Kentucky (1), Indiana (1), Louisiana (1) and Washington (2). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales growth in future periods, the success of various sales-building and productivity initiatives, future guest traffic trends and the number and timing of new restaurants expected to be opened in future periods.  These "forward-looking" statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (ii) our ability to manage an increasing number of new restaurant openings, (iii) construction delays, (iv) labor shortages, (v) minimum wage increases, (vi) food quality and health concerns, (vii) factors that impact California, where 56 of our current 115 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our handcrafted beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations, (xv) licensing costs, (xvi) beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) limitations on insurance coverage, (xx) legal proceedings, (xxi) other general economic and regulatory conditions and requirements, (xxii) the success of our key sales-building and related operational initiatives and (xxiii) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.

CONTACT: Greg Levin
         BJ's Restaurants, Inc.
         (714) 500-2400